[LOGO] GAME UNIVERSE

               ITV PAY FOR PLAY GAMES JOINT DISTRIBUTION AGREEMENT

      This Pay for Play Games joint distribution Agreement (this "Agreement") is entered into as of April 21, 2004 ("Effective Date") by and between Game Universe Inc., a Delaware corporation with its principal place of business at 6300 Wilshire Blvd #1700, Los Angeles, CA 90048 ("GUNI") and Zone4Play, Inc., a Nevada corporation with its principal place of business at 103 Foulk Road, Suite 202, Wilmington, DE 19803 ("Z4P") (collectively the "Parties" and each a "Party").

                                    RECITALS

      WHEREAS, the Parties wish to offer certain pay for play skilled games on ITV networks where users may compete against each other in pay for play gaming;

      WHEREAS, Z4P wishes to introduce GUNI's pay for play platform to the ITV Industry and wishes to facilitate the integration of GUNI into ITV networks.

      WHEREAS, the parties agree that such ITV networks will be joint customers of the parties.

      WHEREAS, the Parties desire to share revenue generated from such pay for play online games on the terms and conditions set forth herein.


NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                                    AGREEMENT

1.    Definitions.

      (a) "Administrative Expense" shall mean the total sum of all administrative expenses incurred by GUNI necessary to operate the Z4P software and Pay for Play Games on behalf of Z4P which shall in no event be collectively more than: five percent (5%) of Tournament Revenue with regard to the operation of the Pay for Play Games.

      (b) "Cash and Prize Expense" shall mean the acquisition costs of all cash and prizes awarded to the tournament winners.

      (c) Z4P ITV User Interface" shall mean a private label ITV user interface to the GUNI Platform with the "look and feel" of the ITV network. The Z4P ITV User Interface shall be maintained at responsibility of Z4P and integrated with GUNI servers operated by GUNI employees at all times.


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      (d) "GUNI Platform" shall mean the proprietary software gaming platforms owned and operated by GUNI, which host and/or offers Pay for Play Games to end users, and any other software gaming platforms, whether now known or hereafter developed, on which GUNI may offer the Pay for Play Games for end user play.

      (e) "ITV Network" shall mean the interactive television distribution.

      (f) "Net Revenue" shall mean and be calculated in accordance with the following: (i) with regard to the operation of the Play for Cash Pay for Play Games, Net Revenue shall mean the Tournament Revenue, less the Cash and Prize Expense, the Administrative Expense, end user bad credit, taxes, and ITV network share and; (ii) with regard Subscription Fees shall mean the revenue generated by the sale of subscriptions less the share deducted by the ITV network.

      (g) "Pay for Play Game" shall mean any GUNI online games or supporting software platform where users participate via entry and / or subscription fees.

      (h) "Skilled Game" shall mean an online Pay for Play Game offered on Z4P ITV User Interface and hosted on the GUNI Platform. Skilled Games shall consist of: Pay for Play Games proprietary to and owned by GUNI or its licensees.

      (i) "Term" shall mean the duration of this Agreement, as defined in
Section 11(a).

      (j) "Tournament Revenue" shall mean the gross revenue earned and actually collected by GUNI from entry fees paid by participants to play in Skilled Game tournaments.

2.    GUNI Obligations and Responsibilities.

      (a) GUNI shall provide all resources necessary to develop and deploy the GUNI Pay for Play games to be integrated with Z4P ITV User Interface.

      (b) Integration. GUNI shall provide Z4P with the necessary API for the integration of the Z4P ITV User Interface with the GUNI platform.

      (c) Operation of Z4P ITV User Interface and GUNI Platform. GUNI shall at all times, operate, administer, update and host the Pay to Play Games on Z4P ITV User Interface and GUNI Platform from GUNI's designated servers. In addition, GUNI shall establish, and may modify from time to time, the end user terms and conditions governing user registration of Z4P ITV User Interface, use and play of the Pay for Play Games. GUNI reserves the right to suspend, stop or discontinue the hosting of Z4P ITV User Interface, the Pay for Play Games if GUNI determines that any such content or activities may be obscene, defamatory or fraudulent, violate any law or regulation, or infringe any third party right.

3.    Z4P Obligations and Responsibilities.

      (a) Z4P ITV User Interface Requirements. Z4P shall develop and integrate Z4P ITV User Interface with the GUNI Interface.


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      (b) Integration. Z4P shall perform all the development required to integrate the Z4P ITV User Interface with the ITV network.

      (c) Distribution. Z4P shall inform GUNI of potential engagements with ITV networks and their progress considering that entering into all agreements with ITV networks for the performance of this agreement shall be coordinated between the parties and mutually agreed prior to securing the agreement with the ITV network. The Parties shall agree on the terms of engagement with the ITV network.

      (d) Exclusivity. Z4P hereby acknowledges and agrees that Z4P will not private label or provide a co-branded skill games platform with any other pay for play gaming provider. Furthermore, Z4P acknowledges that during the term, GUNI will be the exclusive provider of pay for play Skill Games on the ITV Networks engaged with Z4P. Z4P may not develop, offer, host any such ITV networks during the Term for the purpose of providing a co-branded or Z4P branded version of pay for play Skill Games. Notwithstanding the foregoing Z4P is not restricted from accepting advertising throughout Z4P Sites.

4.    Intellectual Property.

      (a) Z4P Marks License. Z4P hereby grants to GUNI during the Term a non-exclusive, non-transferable license to use the logo, trademarks, trade names, or service marks of Z4P (collectively, the "Z4P Marks") solely in connection with the development and display of Z4P ITV User Interface and in its advertising and promotional efforts related to GUNI's "Pay for Play" business. GUNI acknowledges that Z4P Marks are the sole property of Z4P. Other than the foregoing license, nothing herein shall be construed to grant GUNI any right, title or interest in or to Z4P Marks. GUNI agrees that it will not, and will not permit others to, take any action inconsistent with or adverse to such ownership or rights in Z4P Marks.

      (b) GUNI Marks License. GUNI hereby grants to Z4P during the Term a non-exclusive, non-transferable license to display GUNI's logos, trademarks, trade names, or service marks as set forth in this Agreement or otherwise designated by GUNI in its sole discretion. All trademarks, service marks, logos and other indicia of source used in conjunction with the business and other related products and services offered by GUNI (the "GUNI Marks") and all application, registrations and rights related thereto, are exclusively owned by GUNI and/or its affiliates and suppliers. Other than the foregoing license, nothing herein shall be construed to grant Z4P any right, title or interest in or to the GUNI Marks. Z4P agrees that it will not, and will not permit others to, take any action inconsistent with or adverse to such ownership or rights in the GUNI Marks. Z4P agrees that any use of the GUNI Marks by Z4P shall only be undertaken in accordance with the quality control and standard trademark guidelines of GUNI, as amended from time to time, a copy of which is available upon request from GUNI, and shall inure to the benefit of GUNI and its affiliates and suppliers.

      (c) Z4P Restrictions. Z4P represents and warrants that, during the Term, Z4P will not, directly or indirectly: (i) license, distribute, transfer or sell the Pay for Play Games or GUNI Platform to any third party; or (ii) reverse engineer or de-compile the Pay for Play Games or GUNI Platform.


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      (d) Ownership. GUNI or its licensors shall at all times own all right, title and interest in and to the GUNI Platform and Z4P ITV User Interface, including all copyrights, patents, trademarks, trade secrets, proprietary know-how and all other intellectual property rights related thereto ("GUNI IP"). During the development of the ITV service the parties will share code, algorithms, protocols and other proprietary information. In particular GUNI will be supplying game logic, game content, server communications protocols and other assets to Z4P that Z4P will integrate into the ITV User Interface. GUNI does not relinquish the ownership to any of said assets, and Z4P may not use any of these assets, code, algorithms, protocols or methods in any product or derivative product outside of this Agreement with any party other than GUNI. No license to use, operate, display, modify, reverse engineer, sell, transfer or otherwise practice in the GUNI IP is granted to Z4P hereunder. Except for the licenses and other rights expressly granted herein, this Agreement does not transfer from Z4P to GUNI any Z4P intellectual property, and all right, title and interest in such intellectual property will remain solely with Z4P.

5.    Revenue Share and Reporting.

      (a) Revenue Share.

            (i) As with Play for Cash and ITV VIP Subscription Fees - GUNI will collect all Pay for Play Revenue from end users, and manage the payment of all Administrative Expenses and Cash and Prize Expenses due and payable. GUNI shall pay the ITV network the agreed revenue share under its agreement with Z4P. Except as otherwise provided in this Agreement, all Net Revenue will be split equally during the Term between GUNI and Z4P. Any prorated portion of Net Revenue due to Z4P under this Agreement shall be accrued on a calendar monthly basis and paid to Z4P within thirty (30) days from the end of the calendar month within which the Net Revenue accrued. All calculations concerning revenue share shall be done in accordance with Generally Accepted Accounting Principles.

            (ii) As with ITV network generated Subscription Fees - The ITV network will collect all Subscription Fee revenue from end users. The ITV network shall deliver the Net Revenue to the parties and this will be split equally during the Term between GUNI and Z4P. The ITV network shall provide the parties with appropriate corresponding reports.

      (b) Reporting. GUNI shall grant both Z4P and the ITV network with access to online Back Office management tools and in particular to report generation tools that will allow both Z4P and the ITV network to monitor and analyze usage on a real-time basis. Notwithstanding the above, GUNI will provide Z4P with monthly reports detailing the accounting of Net Revenue and the transaction activities of the users of Z4P ITV User Interface during the immediately preceding month.

      (c) Audit Rights. GUNI's calculations relating to Net Revenue and any payment reports hereunder shall be presumed correct, unless Z4P shall exercise its audit rights hereunder. In order to verify the compliance with or determine whether full effect has been given to the provisions of this Agreement, Z4P shall have the right, during the Term and for one (1) year thereafter, to use an independent auditor to inspect and audit at the offices of GUNI during normal business hours all relevant books and records, upon reasonable written notice. All audits shall be subject to the confidentiality provisions set forth in this Agreement. In the event such auditor discloses an underpayment in excess of 10%, between Net Revenue paid and Net Revenue owed, GUNI shall reimburse Z4P for its audit costs.


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      (d) Withholding Taxes. GUNI shall have the right to withhold all amounts that GUNI is required by law to withhold from payments made to Z4P hereunder for any foreign, national, state or local sales, use, value added, withholding or other taxes, customs duties or similar tariffs and fees and such amounts may be deducted from amounts due and payable to Z4P under this Agreement.

6.    User Information.

      All information provided by users of the Z4P Site prior to the launch of the Z4P ITV User Interface shall be owned by Z4P. All information automatically collected on the Z4P ITV User Interface or provided by users of the Z4P Site who register for participation in the Pay for Play Games shall be jointly owned by GUNI and Z4P.

7.    Representations and Warranties.

      (a) Mutual. Each Party hereby represents, covenants, and warrants to the other that: (i) it has the power to enter into this Agreement and to grant the rights granted herein and otherwise perform its obligations hereunder; (ii) it is not a party to any agreement or understanding and knows of no law or regulation that would prohibit it from entering into and performing this Agreement or that would conflict with this Agreement; and (iii) this Agreement constitutes a legal, valid, and binding obligation of each Party, enforceable in accordance with its terms.

      (b) By Z4P. Z4P represents and warrants to GUNI that: (i) it owns or has sufficient rights in and to Z4P Marks and the Z4P Site to grant licenses to GUNI and to perform its obligations hereunder, and Z4P has secured all necessary, licenses, consents, authorizations and waivers for the use of the Z4P Marks and the Z4P Site by GUNI as contemplated by this Agreement; (ii) there are no adverse or conflicting claims(s) with respect to Z4P's rights in the Z4P Marks and the Z4P Site; (iii) the Z4P Site will be operated in compliance with all applicable governmental laws, rules and regulations during the Term; and (iv) the Z4P Marks, the Z4P Site and any other content or materials provided by Z4P in connection with this Agreement do not and will not infringe upon or otherwise violate any copyright, trademark, trade secret, patent, invention, privacy, non-disclosure, or other intellectual property rights of any third party.

      (c) By GUNI. GUNI represents and warrants that: (i) it owns or has sufficient rights in and to the GUNI Platform and the GUNI Marks to grant licenses to Z4P and to perform its obligations hereunder, and GUNI has secured all necessary, licenses, consents, authorizations and waivers for the use of the GUNI Platform and the GUNI Marks by Z4P as contemplated by this Agreement; (ii) there are no adverse or conflicting claims(s) with respect to GUNI's rights in the GUNI Platform and the GUNI Marks; and (iii) the Z4P ITV User Interface and GUNI Platform will be hosted in compliance with all applicable governmental laws, rules and regulations during the Term.

8.    Indemnification.

      (a) Each Party shall indemnify and hold the other Party, its officers, directors, and employees, harmless from and against any and all damages, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) incurred by the Party to be indemnified arising from or caused by any breach by the indemnifying Party of its representations or warranties set forth in Section 7 above.


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      (b) Each Party shall give the other prompt written notice of any third-party claim or suit, which may arise under the foregoing indemnity provision. In all cases, the indemnifying Party shall have the right to select counsel and sole control of the defense or settlement of any claims. The Party receiving indemnification shall provide reasonable assistance and cooperation with the defense.

9.    DISCLAIMER OF WARRANTIES.

      EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTION 7, GUNI MAKES NO OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, REGARDING THE GOODS AND SERVICES PROVIDED BY GUNI TO Z4P UNDER THIS AGREEMENT (INCLUDING BUT NOT LIMITED TO PERFORMANCE LEVEL, OPERABILITY, LEGAL COMPLIANCE, AND ANTICIPATED REVENUE) AND Z4P ACCEPTS SUCH SERVICES "AS IS" AND "WITH ALL FAULTS". IN ADDITION, GUNI SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUIET TITLE, NON-INFRINGEMENT, AND COURSE OF DEALING, USAGE OR TRADE.

10.   LIMITATION OF LIABILITY.

      GUNI SHALL NOT BE LIABLE FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND, INCLUDING THE LOSS OF ANTICIPATED PROFITS ARISING FROM ANY BREACH OF THIS AGREEMENT BY GUNI, EVEN IF GUNI IS NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE. IN NO EVENT SHALL GUNI's liablity, whether in contract, tort or other legal theory, be greater than the TOTAL amount PAYABLE to Z4P UNDER THIS AGREEMENT.

11.   Term and Termination.

      (a) Term. This Agreement will begin on the Effective Date and will remain in effect for an initial period of two (2) years following the "live" operational launch of the Z4P ITV User Interface. This Agreement shall renew automatically for additional one (1) year periods unless written notice of non-renewal is given by either Party at least thirty (60) days before the end of the then-current period. Notwithstanding, either party may terminate this deal for any reason by providing 120 days prior written notice.

      (b) Termination for Cause. Either Party may terminate this Agreement at any time upon written notice to the other Party solely in the event that the other Party: (i) is adjudicated to have engaged in fraudulent, criminal or grossly negligent conduct or violates any regulation in connection with the business relationship of the Parties or the performance of its respective obligations hereunder; (ii) breaches any material term or provision and fails to cure such breach within thirty (30) days of the date of the receipt written notice of such breach from the non-breaching Party; (iii) ceases to do business, or otherwise terminates its business operations; or (iv) becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other Party and such proceeding is not dismissed within 90 days.


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      (c) Effect of Termination. Upon any termination of this Agreement at any time and for any reason, each Party, at the expense of the other Party, will deliver such documents and take such actions as such other Party may reasonably request to evidence or otherwise perfect such other Party's rights as specified in this Agreement, and each Party will return the other Party's confidential and proprietary materials in such Party's possession or control except that GUNI may retain such Z4P game assets as is necessary for GUNI to exercise its rights in the GUNI Modifications.

      (d) Survival. The obligations, rights and remedies of the Parties set forth in Sections 2(c), 3(d), 4, 5, 7, 8, and 12, as well as obligations, rights and remedies of the Parties under the terms of any agreement with any ITV Network, shall survive the termination of this Agreement for any reason.

      (e) Non-Circumvention. Upon any termination of this Agreement at any time and for any reason, each Party agrees that it will not unilaterally enter into an agreement for the provision of skill games with an ITV Network if the Parties previously entered into such an agreement with such ITV network or an affiliate thereof.

12.   Confidentiality.

      (a) Definition. Each Party agrees to treat any confidential technical, marketing, sales, customer or other information obtained from the other (the "Confidential Information") as confidential and proprietary to the disclosing Party and will use all reasonable means to protect the confidentiality of the Confidential Information, but in no event less stringent protections than the receiving Party uses for its own Confidential Information. Each Party agrees not to use any such Confidential Information except in performance of this Agreement, and agree not to disclose any Confidential Information to any third party, except in the performance of this Agreement, and to take reasonable protective measures to ensure and maintain such confidentiality. Neither party shall be considered to have breached its obligations by disclosing Confidential Information of the other Party as required to satisfy any legal requirement of a governing body; provided that immediately upon receiving any such request and to the extent it may lawfully do so, such requested Party advises the other Party promptly and prior to making such disclosure, so that the other Party may interpose an objection to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other action as it deems appropriate to protect the Confidential Information.

      (b) Exclusions. Confidential Information does not include: (i) information that, at the time it is disclosed, is already in the receiving Party's rightful possession or available to it or its employees from any other source having no obligation not to disclose it; (ii) information that is, or any time hereafter becomes, available to the public; (iii) information that, after it is disclosed, is at any time obtained by the receiving Party from any other person or entity having no obligation not to disclose it; or (iv) information independently developed without the use of Confidential Information.


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13.   General Provisions.

      (a) Governing Law; Venue; Arbitration. This Agreement will be construed in accordance with and governed by the laws of the State of California, without regard to principles of conflicts of law. Any and all disputes arising out of or in connection with the negotiation, execution, or interpretation of this Agreement shall be finally settled by arbitration in accordance with the rules of the American Arbitration Association. The arbitration proceeding shall take place in Los Angeles, California and any award rendered shall be final and binding upon the Parties. The initial costs of arbitration shall be shared equally by the Parties. The prevailing Party in an any such action, however, shall be entitled to recover all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and arbitration expenses) incurred therein from the other Party. The arbitrator shall, unless agreed otherwise by the Parties, issue written findings of fact and conclusions of law in support of any award.

      (b) Headings. The captions and headings of the various Sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend any specific terms or text of the article so designated and shall not in any way alter the meaning or interpretation of this Agreement.

      (c) No Waiver. No waiver of breach, failure of any condition, or any right or remedy contained in or granted by the provisions of this Agreement will be effective unless it is in writing and signed by the Party waiving the breach, failure, right or remedy. No failure or delay by either Party in exercising any right, power or remedy will operate as a waiver of any such right, power or remedy. No waiver of any other breach, failure, right or remedy will be deemed a waiver of any other breach, failure, right or remedy, whether or not similar, nor shall any waiver constitute a continuing waiver unless the writing so specifies. The waiver by either Party of any of the covenants, conditions, or agreements to be performed by the other or any breach thereof shall not operate or be construed as a waiver of any subsequent breach of any other covenant, condition or agreement contained in this Agreement.

      (d) Authority. Each individual executing below on behalf of a party hereby personally represents and warrants to the other Party that such individual is duly authorized to so execute, and to deliver, this Agreement.

      (e) Notices. Any notice under this Agreement will be deemed given if in writing and delivered in person, by overnight delivery service, or by facsimile transmission, receipt confirmed, or three business days after such notice is deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, and addressed to the recipient party at the address set forth below:

                           Attn: Mark Elfenbein
                           Game Universe
                           6300 Wilshire Blvd, Suite #1700
                           Los Angeles, CA 90048
                           T: (323) 658-5044
                           F: (323) 658-5414

                           Attn: Haim Tabak - COO
                           Zone4Play
                           3B Hashlosha Street
                           Tel Aviv 67060, Israel
                           T: 011 972 3 537 6989
                           F: 011-972 3 537 6986


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      (f) Invalidity. In the event that any one or more of the provisions contained herein or in any instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such provision or provisions shall be construed with the Parties' intentions so as to be valid, legal and enforceable, and such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or such other instrument.

      (g) Survival. The obligations of the parties under Sections 4, 5, 6, 7, 8, 9, 10 and 12 shall survive the termination or expiration of this Agreement.

      (h) Entire Agreement; Amendment. This Agreement is the complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes and merges all prior or contemporaneous representations, discussions, proposals, negotiations, conditions, communications and agreements, whether written or oral, between the Parties relating to the subject matter hereof. No modification of or amendment to this Agreement will be effective unless in writing and signed by each of the Parties.

      (i) Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective affiliates, parent, subsidiaries, successors and assigns. Neither Party will sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, any rights or obligations under this Agreement without the other Party's prior written consent, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may freely assign this Agreement without the other Party's consent as part of a merger, reorganization, or sale of all or substantially all of the Party's assets related to the services to be provided hereunder, change of control, or to such Party's subsidiary or affiliate.

      (j) Force Majeure. Neither Party shall be responsible for any delays or failure to perform caused by or resulting from any act, omission or condition beyond the respective Party's reasonable control, whether or not foreseeable, including without limitation Acts of God, strikes, lockouts, riots, war, governmental regulations, fire, power failure, earthquakes, severe weather or other natural disaster, or any failure of software, hardware or communications equipment.

      (k) Independent Contractor. The relationship of GUNI and Z4P is that of an independent contractor and nothing in this Agreement should be construed as to create a partnership, joint venture, agency or employment relationship between the Parties.

      (l) Counterparts. This Agreement may be executed (including, but not limited to, by facsimile signature) in one or more counterparts, with the same effect as if the Parties had signed the same document. Each counterpart so executed will be deemed to be an original, and all such counterparts will be construed together and will constitute one Agreement.


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14. Acknowledgement. Since the Parties hereto have jointly participated in drafting and negotiation this Agreement, there shall be no presumption against any Party on the ground that such Party was responsible for preparing this Agreement or any part of it. Each Party acknowledges and represents to the other Party that: (a) it has reviewed the terms and conditions set forth in this Agreement; (b) it has consulted legal counsel of its own choosing regarding the terms and conditions contained in this Agreement and the legality, execution and performance of the rights and obligations contained under this Agreement; and
(c) it has voluntarily entered into this Agreement with the intent to be legally bound thereby.

      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.


GAME UNIVERSE, INC.                          __________________________
(GUNI)                                       (Z4P)


By:  /s/ Mark Elfenbein                  By: /s/ Shimon Citron
    ----------------------------             ------------------------------
Name:  Mark Elfenbein                    Name:  Shimon Citron
      --------------------------               ----------------------------
Title:  SVP Business Development         Title:  CEO
       -------------------------                ---------------------------


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